Exhibit (1)

(TRANSLATION)

ARTICLES OF INCORPORATION

SONY CORPORATION

Enacted:	April 19, 1946

Amended:	August 3, 1946	June 29, 1962

	November 20, 1946	December 27, 1962

	May 27, 1947	December 27, 1966

	June 30, 1947	December 26, 1970

	November 22, 1947	June 29, 1971

	May 3, 1948	June 29, 1972

	August 30, 1948	December 26, 1974

	March 4, 1950	January 30, 1976

	May 27, 1950	January 28, 1982

	November 25, 1950	January 28, 1983

	June 23, 1951	January 30, 1987

	November 30, 1951	June 27, 1991

	February 10, 1953	June 29, 1994

	June 26, 1954	June 27, 1997

	June 25, 1955	June 26, 1998

	June 25, 1956	June 29, 1999

	December 24, 1956	June 29, 2000

	June 24, 1957	January 25, 2001

December 25, 1957

December 23, 1958

June 30, 1959

December 26, 1959

June 25, 1960

June 5, 1961

June 29, 1961

December 26, 1961

(TRANSLATION)

ARTICLES OF INCORPORATION
OF
SONY CORPORATION
(Sony Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Trade Name)

     The name of the Corporation shall be “Sony Kabushiki Kaisha” and in English translation it shall be “SONY CORPORATION”.

Article 2. (Location of the Head Office)

     The head office of the Corporation shall be located at Shinagawa-ku, Tokyo, Japan.

Article 3. (Purpose)

     The purpose of the Corporation shall be to engage in the following business activities:

(1)	Manufacture and sale of electronic and electrical machines and equipment;

(2)	Manufacture and sale of medical instruments, optical instruments and other equipment, machines and instruments;

(3)	Planning, production and sale of audio-visual software;

(4)	Planning, production and sale of computer software programs;

(5)	Manufacture and sale of metal industrial products, chemical industrial products and ceramic industrial products;

(6)	Manufacture and sale of textile products, paper products and wood-crafted articles, daily necessities, foodstuffs and toys;

(7)	Manufacture and sale of transportation machines and equipment and petroleum and coal products;

(8)	Real estate activities, construction business, transportation business and warehousing business;

(9)	Publishing business and printing business;

(10)	Advertising agency business, insurance agency business, broadcasting enterprise, recreation business, such as travel, management of sporting facilities, etc. and other service enterprises;

(11)	Financial business;

(12)	Type I and Type II telecommunications business under the Telecommunications Business Law;

(13)	Investing in stocks and bonds, etc.;

(14)	Manufacture, sale, export and import of products which are incidental to or related to those mentioned in the preceding items;

(15)	Rendering of services related to those mentioned in the preceding items;

(16)	Investment in businesses mentioned in the preceding items operated by other companies or persons; and

(17)	All businesses which are incidental to or related to those mentioned in the preceding items.

Article 4. (Method of Public Notice)

     Public notices of the Corporation shall be given in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II

SHARES

Article 5. (Type and Number of Shares)

1.	In addition to the shares of common stock, the Corporation may issue the shares of stock prescribed in Chapter II-2 (hereinafter referred to as the “shares of Subsidiary Tracking Stock”).

2.	The total number of shares authorized to be issued by the Corporation shall be three billion six hundred million (3,600,000,000), out of which three billion five hundred million (3,500,000,000) shares shall be the shares of common stock and one hundred million (100,000,000) shares shall be the shares of Subsidiary Tracking Stock; provided, however, that in the event that the shares of common stock are retired or the shares of Subsidiary Tracking Stock are retired or converted into the shares of common stock, the number of shares equivalent to the number of the retired or converted shares shall be subtracted from the total number of shares authorized to be issued by the Corporation.

Article 6. (Shares to be Issued)

1.	The Corporation may issue either par value shares or non-par value shares, or both.

2.	The amount of each par value share to be issued by the Corporation shall be fifty yen (50 yen).

3.	The Corporation may, by a resolution of the Board of Directors, convert par value shares to non-par value shares, or non-par value shares to par value shares.

Article 7. (Number of Shares Constituting One Unit of Stock)

     The number of shares constituting one unit of stock shall be one hundred (100).

Article 8. (Transfer Agent)

1.	The Corporation shall appoint a transfer agent in respect to shares. The transfer agent and its handling office shall be decided in accordance with a resolution of the Board of Directors and the public notice thereof shall be given.

2.	The Corporation’s register of shareholders (including the register of beneficial shareholders; hereinafter the same interpretation being applicable) shall be kept at the handling office of the transfer agent. The Corporation shall cause the transfer agent to handle the business pertaining to shares, such as registration of transfers of shares, entry in the register of beneficial shareholders, and purchase of shares constituting less than one full unit, etc. The Corporation itself shall not handle the above matters directly.

Article 9. (Share Handling Regulations)

     The business pertaining to shares of the Corporation, including denominations of share certificates, registration of transfers of shares, entry in the register of beneficial shareholders, and purchase of shares constituting less than one full unit, etc. shall be governed by, in addition to these Articles of Incorporation, the Share Handling Regulations adopted by the Board of Directors.

Article 10. (Record Date)

1.	The Corporation shall deem any shareholder (including beneficial shareholders; hereinafter the same interpretation being applicable) having voting rights as appearing on the register of shareholders as of the close of the last day of each accounting period to be a shareholder who is entitled to exercise voting rights at the ordinary general meeting of shareholders for that particular accounting period.

2.	In addition to the preceding paragraph, whenever necessary, in accordance with a resolution of the Board of Directors and upon giving prior public notice, the Corporation may deem any shareholder or registered pledgee whose name appears on the register of shareholders as of the close of a specified date to be the shareholder or the pledgee who is entitled to exercise the rights of a shareholder or a pledgee.

CHAPTER II-2

SHARES OF SUBSIDIARY TRACKING STOCK

Article 10-2. (Dividends for Shares of Subsidiary Tracking Stock)

1.	In the event that the board of directors of the Subsidiary as defined in Paragraph 3 of this Article (hereinafter referred to as the “Subsidiary’s Board of Directors”) resolves to submit to its ordinary general meeting of shareholders (hereinafter referred to as the “Subsidiary’s Ordinary General Meeting of Shareholders”) a proposed appropriation of retained earnings including the payment of dividends to the holders of shares of common stock of the Subsidiary (hereinafter referred to as the “Subsidiary Shares”) for the accounting period of the Subsidiary ending on or prior to the last day of a business year of the Corporation, the Corporation shall, for such business year of the Corporation, pay to the holders of shares of Subsidiary Tracking Stock (hereinafter referred to as the “Shareholders of Subsidiary Tracking Stock”) and/or the registered pledgees of shares of Subsidiary Tracking Stock (hereinafter referred to as the “Registered Pledgees of Subsidiary Tracking Stock”) whose names appear on the register of shareholders as of the close of the last day of each accounting period dividends in an amount per share of Subsidiary Tracking Stock determined by the method prescribed in Paragraph 2 of this Article (hereinafter referred to as the “Dividends for Subsidiary Tracking Stock”) in priority to the payment of dividends to the holders of shares of common stock of the Corporation (hereinafter referred to as the “Shareholders of Common Stock”) and/or the registered pledgees of shares of common stock of the Corporation (hereinafter referred to as the “Registered Pledgees of Common Stock”) whose names appear on the register of shareholders as of the close of the last day of each accounting period.

2.	The amount of the Dividends for Subsidiary Tracking Stock to be paid for each accounting period of the Corporation pursuant to the preceding paragraph shall be the smaller of the amounts to be calculated pursuant to the methods prescribed in Items (1) and (2) below:

(1)	The amount obtained by multiplying the amount of dividends per share of Subsidiary Shares included in the proposed appropriation of retained earnings for the accounting period of the Subsidiary ending on or prior to the last day of the relevant accounting period of the Corporation resolved by the Subsidiary’s Board of Directors by the Standard Ratio (as defined below); provided, however, that if the amount of the Interim Dividends for Subsidiary Tracking Stock prescribed in Article 35, Paragraph 2 paid for such accounting period of the Corporation is less than the amount of the Interim Dividends for Subsidiary Tracking Stock calculated in accordance with the principal provisions of the same paragraph, the amount of such shortfall shall be added thereto. The “Standard Ratio” means the ratio obtained by dividing one (1) by the number of the shares of the Corporation’s stock constituting one (1) unit at the time of the resolution approving the first issuance of the shares of Subsidiary Tracking Stock, which Ratio shall be subject to adjustments pursuant to Article 10-12.

(2)	The amount obtained by multiplying one hundred thousand yen (100,000 yen) by the Standard Ratio as of the end of the relevant business year of the Corporation (hereinafter referred to as the “Maximum Dividend Amount of Subsidiary Tracking Stock”); provided, however, that if all or part of the Interim Dividends for Subsidiary Tracking Stock as defined in Article 35, Paragraph 2 are paid for the business year, the amount of such payment shall be deducted therefrom.

3.	In these Articles of Incorporation, the “Subsidiary” shall mean Sony Communication Network Corporation.

4.	Even if the Dividends for Subsidiary Tracking Stock are not paid for a certain business year because the Subsidiary’s Board of Directors did not resolve to propose to the Subsidiary’s Ordinary General Meeting of Shareholders the appropriation of retained earnings including the payment of dividends to the holders of Subsidiary Shares, the Corporation may pay dividends for such business year to the Shareholders of Common Stock and/or the Registered Pledgees of Common Stock.

Article 10-3. (Cumulation)

1.	If the amount of the Dividends for Subsidiary Tracking Stock paid for a certain business year is less than the amount determined pursuant to Paragraph 2, Item (1) of the preceding Article, such shortfall shall be cumulated as dividends for the following terms (hereinafter referred to as the “Cumulative Unpaid Dividends”). The Cumulative Unpaid Dividends shall be paid for each subsequent accounting period, subject to the limitation of the Maximum Dividend Amount of Subsidiary Tracking Stock, to the Shareholders of Subsidiary Tracking Stock and/or the Registered Pledgees of Subsidiary Tracking Stock, prior to the payment of Dividends of Subsidiary Tracking Stock and in priority to the payment of dividends to the Shareholders of Common Stock and/or the Registered Pledgees of Common Stock. If all or part of the Cumulative Unpaid Dividends are not paid for a certain business year, such unpaid amount (if there are any new Cumulative Unpaid Dividends for such business year determined in accordance with this paragraph, after adding such new Cumulative Unpaid Dividends) shall be deemed the Cumulative Unpaid Dividends to be cumulated in the subsequent periods.

2.	In the event that all or part of the Cumulative Unpaid Dividends are paid for a certain accounting period in accordance with the preceding paragraph, in determining the amount of the Dividends for Subsidiary Tracking Stock for the same accounting period, the amount obtained by deducting the amount of such paid amount from the Maximum Dividend Amount of Subsidiary Tracking Stock shall be deemed the amount prescribed in Paragraph 2, Item (2) of the preceding Article.

3.	In the event that the Corporation issues new shares of Subsidiary Tracking Stock (including but not limited to those issued upon conversion of convertible bonds and exercise of share subscription rights) and the Cumulative Unpaid Dividends exist with respect to the already issued shares of the Subsidiary Tracking Stock, the amount equivalent to the Cumulative Unpaid Dividends per already issued share at the time of such issuance of new shares shall be deemed to be the Cumulative Unpaid Dividends per share of such newly issued shares of Subsidiary Tracking Stock; provided, however, that if the Corporation newly issues the shares of Subsidiary Tracking Stock by way of stock split, the amount deemed to be the Cumulative Unpaid Dividends per share as aforesaid and the amount of the Cumulative Unpaid Dividends per already issued share of Subsidiary Tracking Stock shall be adjusted in accordance with the ratio of such stock split. If the Corporation newly issues shares of Subsidiary Tracking Stock during the period from the day immediately following the last day of an accounting period of the Corporation through the day of the ordinary general meeting of shareholders of the Corporation for such accounting period, the appropriation of retained earnings for such accounting period adopted at such meeting shall be taken into account in calculating the deemed Cumulative Unpaid Dividends of the newly issued shares of Subsidiary Tracking Stock.

Article 10-4. (Non-Participation)

     No additional dividends other than the Dividends for Subsidiary Tracking Stock shall be paid to the Shareholders of Subsidiary Tracking Stock and/or the Registered Pledgees of Subsidiary Tracking Stock.

Article 10-5. (Distribution of Residual Assets)

1.	In distributing the residual assets, as long as they include the Subsidiary Shares, the Corporation shall distribute to the Shareholders of Subsidiary Tracking Stock, per share of the Subsidiary Tracking Stock held by the Shareholders of Subsidiary Tracking Stock, the number of shares of the Subsidiary Shares obtained by multiplying one (1) by the Standard Ratio as of the distribution date of the residual assets (in case the total number of the Subsidiary Shares included in the residual assets is less than the total number calculated in accordance with this Article of such shares to be distributed, the number of Subsidiary Shares shall be adjusted in proportion to the number of the shares of Subsidiary Tracking Stock held by each Shareholder of Subsidiary Tracking Stock), or pay to the Shareholders of Subsidiary Tracking Stock and/or the Registered Pledgees of Subsidiary Tracking Stock the amount obtained by way of disposition of the Subsidiary Shares (the costs required for the disposition shall be deducted therefrom), in priority to the distribution to the Shareholders of Common Stock and/or the Registered Pledgees of Common Stock of any residual assets.

2.	No additional distribution of residual assets other than those prescribed in the preceding paragraph shall be made to the Shareholders of Subsidiary Tracking Stock and/or the Registered Pledgees of Subsidiary Tracking Stock.

Article 10-6. (Voluntary Retirement)

     The Corporation may, at any time, purchase shares of Subsidiary Tracking Stock and retire them at the purchase price of such shares with the profit distributable as dividends to shareholders.

Article 10-7. (Compulsory Retirement-Part1)

1.	The Corporation may compulsorily retire, on the Termination Date prescribed in this Article, all (but not part of) the shares of Subsidiary Tracking Stock by paying per share of the Subsidiary Tracking Stock the amount equivalent to the Standard Market Price prescribed in this Article to the Shareholders of Subsidiary Tracking Stock and/or the Registered Pledgees of Subsidiary Tracking Stock with its profit distributable as dividends to shareholders.

2.	(1)	The “Termination Date” as used in this Article shall mean any date following the third anniversary of the initial issuance date of the shares of Subsidiary Tracking Stock and determined by the Corporation as such by a resolution of its Board of Directors.

	(2)	The “Standard Market Price” as used in this Article shall mean the average (except the days on which the closing prices (including quotations; hereinafter the same interpretation being applicable) do not exist) of the closing prices in the Regular Transactions (in the case of a Stock Exchange (as defined below) other than the Tokyo Stock Exchange, transactions corresponding to the Regular Transactions at the Tokyo Stock Exchange; hereinafter the same interpretation being applicable) of the shares of Subsidiary Tracking Stock for thirty (30) trading days commencing on the day forty-five (45) trading days before the date on which the Board of Directors of the Corporation resolved to retire the shares of Subsidiary Tracking Stock (hereinafter in this item referred to as the “Commencing Date for Calculation of Standard Market Price”) at the stock exchange or over-the-counter market in Japan or similar overseas stock exchange or market (hereinafter referred to as the “Stock Exchange”) whose trading volume of the shares of Subsidiary Tracking Stock for such thirty (30) trading days is the largest among the Stock Exchanges where the shares of Subsidiary Tracking Stock are listed or registered; provided, however, that if the Commencing Date for Calculation of Standard Market Price comes after the delisting or deregistration of the shares of Subsidiary Tracking Stock from all the Stock Exchanges that listed or registered the shares of Subsidiary Tracking Stock, the average of the closing prices for ten (10) trading days (except the days on which the closing prices do not exist) prior to the day of the delisting or deregistration from the Stock Exchange where the shares of Subsidiary Tracking Stock were last delisted or deregistered shall be deemed the Standard Market Price of the shares of Subsidiary Tracking Stock. The above average shall be calculated to the second decimal place and rounded to the nearest first decimal place, with five one-hundredths (5/100) being rounded upwards. The adjustment due to a change in the number of the shares of Subsidiary Tracking Stock or other details concerning the method of determining the Standard Market Price that affects the aforementioned calculation of the Standard Market Price shall be determined by the Board of Directors of the Corporation.

Article 10-8. (Compulsory Retirement-Part 2)

     The Corporation may compulsorily retire, on the Termination Date prescribed in the preceding Article, all (but not part of) the shares of Subsidiary Tracking Stock by paying per share of Subsidiary Tracking Stock the amount equivalent to the Standard Market Price prescribed in the preceding Article to the Shareholders of Subsidiary Tracking Stock and/or the Registered Pledgees of Subsidiary Tracking Stock, in accordance with the provisions of Article 375 and its succeeding Articles of the Commercial Code concerning capital reduction.

Article 10-9. (Compulsory Conversion)

1.	On the Compulsory Conversion Date prescribed in this Article, each share of the Subsidiary Tracking Stock shall be converted into par value shares of common stock of the Corporation (if the Corporation determines after the issuance of shares of Subsidiary Tracking Stock that the shares to be issued upon conversion of the shares of Subsidiary Tracking Stock shall be the non-par value shares of common stock, non-par value shares of common stock of the Corporation) in the number obtained by dividing the number obtained by multiplying the Standard Market Price of the shares of Subsidiary Tracking Stock prescribed in this Article by 1.1 by the Standard Market Price of the shares of common stock of the Corporation prescribed in this Article (such number shall be calculated to the fourth decimal place and rounded to the nearest third decimal place, with five ten-thousandths (5/10,000) being rounded upwards); provided, however, that such conversion shall be implemented only in the case where the common stock of the Corporation is listed on or registered at any Stock Exchange. If there arise fractions less than one (1) share in calculating the number of the shares of common stock of the Corporation to be issued to the Shareholders of Subsidiary Tracking Stock, cash adjustment therefor shall be made in the same manner in accordance with the provisions of the Commercial Code concerning consolidation of shares. If par value shares of common stock are issued upon such conversion and the issue price of one (1) share of common stock is less than the par value of the par value share of common stock of the Corporation, the number of the shares of common stock to be issued for one (1) share of the Subsidiary Tracking Stock shall be adjusted so that the issue price shall equal the par value.

2.	(1)	The “Compulsory Conversion Date” as used in this Article shall mean any date following the third anniversary of the initial issuance date of the shares of Subsidiary Tracking Stock and determined by the Corporation as such by a resolution of its Board of Directors.

	(2)	The “Standard Market Price of the shares of Subsidiary Tracking Stock” or the “Standard Market Price of the shares of common stock of the Corporation” as used in this Article shall respectively mean the average (except the days on which the closing prices do not exist) of the closing prices in the Regular Transactions of the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation for thirty (30) trading days commencing on the day forty-five (45) trading days before the date on which the Board of Directors of the Corporation resolved to implement the compulsory conversion of the shares of Subsidiary Tracking Stock (hereinafter in this item referred to as the “Commencing Date for Calculation of Standard Market Price”) at the Stock Exchange whose transaction volume of the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation for such thirty (30) trading days is the largest among the Stock Exchanges where the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation are listed or registered; provided, however, that if the Commencing Date for Calculation of Standard Market Price comes after the delisting or deregistration of the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation from all the Stock Exchanges that listed or registered the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation, the average of the closing prices for ten (10) trading days (except the days on which the closing prices do not exist) prior to the day of the delisting or deregistration from the Stock Exchange where the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation were last delisted or deregistered shall be deemed the Standard Market Price of the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation. The above average shall be calculated to the second decimal place and rounded to the nearest first decimal place, with five one-hundredths (5/100) being rounded upwards. The adjustment due to a change in the number of the shares of Subsidiary Tracking Stock or the shares of common stock of the Corporation or other details concerning the method of determining the Standard Market Price that affect the aforementioned calculation of the Standard Market Price shall be determined by the Board of Directors of the Corporation.

Article 10-10. (Compulsory Termination-Part 1)

1.	The Corporation shall, without delay, compulsorily retire all the shares of Subsidiary Tracking Stock or compulsorily convert them into the shares of common stock of the Corporation if, on and after the first issuance date of the shares of Subsidiary Tracking Stock, any of the following events shall occur:

(1)	the Subsidiary disposes of, by way of transfer, succession under the provisions of corporate split under the Commercial Code or other methods, those assets with value not less than eighty one-hundredths (80/100) of the consolidated total assets in the Subsidiary’s consolidated balance sheet (or the total assets in the Subsidiary’s balance sheet if the Subsidiary does not prepare a consolidated balance sheet) as of the last day of the most recent accounting period or those businesses the disposition of which is anticipated to subtract not less than eighty one-hundredths (80/100) of the consolidated net sales in the Subsidiary’s consolidated income statement (or the net sales in the Subsidiary’s income statement if the Subsidiary does not prepare a consolidated income statement) for the most recent accounting period; provided, however, that the disposition of such assets or businesses to a company all of whose issued shares are, directly or indirectly, owned by the Subsidiary are excluded;

(2)	the Subsidiary ceases to be a subsidiary of the Corporation;

(3)	a situation continues for at least three (3) months in which the total number of the shares of Subsidiary Shares directly owned by the Corporation is less than the number obtained by multiplying the total number of the shares of Subsidiary Tracking Stock held by the Shareholders of Subsidiary Tracking Stock by the Standard Ratio;

(4)	the Subsidiary makes a resolution to dissolve;

(5)	the Subsidiary files a petition in bankruptcy or for commencement of a corporate reorganization procedure, rehabilitation procedure or corporate arrangement procedure, or a declaration of bankruptcy, a court decision to commence a reorganization procedure or rehabilitation procedure or a court order to commence a corporate arrangement is made with respect to the Subsidiary; or

(6)	an event that falls within the requirements for the delisting or the cancellation of registration of the shares of Subsidiary Tracking Stock occurs at all the Stock Exchanges where the shares of Subsidiary Tracking Stock are listed or registered.

2.	The compulsory retirement or conversion of the shares of Subsidiary Tracking Stock in the event prescribed in each item of the preceding paragraph shall be made in accordance with the provisions of Article 10-7, 10-8 or 10-9; provided, however, that the Termination Date for compulsory retirement or the Compulsory Conversion Date for compulsory conversion in such cases shall, notwithstanding the provisions of Article 10-7, Paragraph 2, Item (1) or Article 10-9, Paragraph 2, Item (1), be the day reasonably soon after the occurrence of such event and determined by the Board of Directors of the Corporation that resolves such compulsory retirement or conversion as such.

Article 10-11. (Compulsory Termination-Part 2)

1.	The Corporation shall, without delay, compulsorily retire all the shares of Subsidiary Tracking Stock or compulsorily convert them into the shares of common stock of the Corporation if, on and after the first issuance date of the shares of Subsidiary Tracking Stock, the listing of the Subsidiary Shares on, or the registration of the Subsidiary Shares at a Stock Exchange is approved by the competent authorities of such Stock Exchange.

2.	(1)	The compulsory retirement or conversion of the shares of Subsidiary Tracking Stock under the preceding paragraph shall be made in accordance with the provisions of Article 10-7, 10-8 or 10-9, except for the cases under the following item; provided, however, that the Termination Date for compulsory retirement or the Compulsory Conversion Date for compulsory conversion in such cases shall, notwithstanding the provisions of Article 10-7, Paragraph 2, Item (1) or Article 10-9, Paragraph 2, Item (1), be the day preceding the day of such listing or registration or any day prior to such preceding day and determined by the Board of Directors of the Corporation that resolves such compulsory retirement or conversion as such.

(2)	With respect to the retirement of the shares of Subsidiary Tracking

Stock under the preceding paragraph, the Corporation may, instead of making such retirement in accordance with the provisions of Article 10-7 or 10-8, compulsorily retire all the shares of the Subsidiary Tracking Stock on the day of such listing or registration or on any day prior to such day of listing or registration and determined by the Board of Directors of the Corporation that resolves such retirement with the profit distributable as dividends to the shareholders at the Standard Market Price prescribed in Article 10-7, Paragraph 2, Item (2) or compulsorily retire all the shares of the Subsidiary Tracking Stock in accordance with the provisions of Article 375 and its succeeding Articles of the Commercial Code concerning capital reduction, by means of delivering for each share of Subsidiary Tracking Stock the Subsidiary Shares in the number obtained by multiplying one (1) by the Standard Ratio as of such day or prescribed day. If there arise fractions less than one (1) share in calculating the number of the Subsidiary Shares to be delivered to the Shareholders of Subsidiary Tracking Stock, cash adjustment therefor shall be made in the same manner in accordance with the provisions of the Commercial Code concerning consolidation of shares.

Article 10-12. (Adjustment of Standard Ratio)

1.	In case that any of the events set forth in Paragraphs 2 through 5 of this Article shall occur on and after the first issuance date of the shares of Subsidiary Tracking Stock, the Standard Ratio shall be adjusted in accordance with the respective provisions below. The adjustment under this Article shall be made separately every time such event occurs. The Standard Ratio shall not be adjusted due to the occurrence of any event whereby the number of the shares of common stock of the Corporation is, or is likely to be, changed.

2.	In the event that any of the events listed in Items (i) through (iii) below occurs, the Standard Ratio shall be adjusted according to the following formula (hereinafter in this paragraph referred to as the “Formula”). In calculating the Standard Ratio After Adjustment according to the Formula, the Standard Ratio After Adjustment shall be calculated to the fourth decimal place and rounded to the nearest third decimal place, with five ten-thousandths (5/10,000) being rounded upwards. The method of determining the market price per share of the Subsidiary Tracking Stock and the number of the shares of Subsidiary Tracking Stock already issued, as used in the following Formula, the time when the Standard Ratio After Adjustment is applied and other details shall be determined by the Board of Directors of the Corporation.

Standard Ratio After Adjustment

= Standard Ratio Before Adjustment	B x C A+ ——— D x ————— A + B

A = Number of the shares of Subsidiary Tracking Stock already issued

B = Number of the shares of Subsidiary Tracking Stock newly issued

C = Amount paid per share

D = Market price per share of the Subsidiary Tracking Stock

(i)	Issuance of the shares of Subsidiary Tracking Stock at a price less than the market price used in the Formula;

(ii)	Issuance of securities convertible into shares of Subsidiary Tracking Stock at a price less than the market price used in the Formula; or

(iii)	Granting of the rights to subscribe for the shares of Subsidiary Tracking Stock at a price less than the market price used in the Formula, or issuance of securities representing such rights.

3.	In the event that any of the events listed in Items (i) through (iii) below occurs, the Standard Ratio shall be adjusted according to the following formula (hereinafter in this paragraph referred to as the “Formula”). In calculating the Standard Ratio After Adjustment according to the Formula, the Standard Ratio After Adjustment shall be calculated to the fourth decimal place and rounded to the nearest third decimal place, with five ten-thousandths (5/10,000) being rounded upwards. The method of determining the market price per share of the Subsidiary Shares and the number of the Subsidiary Shares already issued, as used in the following Formula, the time when the Standard Ratio After Adjustment is applied and other details shall be determined by the Board of Directors of the Corporation.

Standard Ratio After Adjustment

= Standard Ratio Before Adjustment	A + B x ————— B x C A+ ————— D

A = Number of the Subsidiary Shares already issued

B = Number of the Subsidiary Shares newly issued

C = Amount paid per share

D = Market price per share of the Subsidiary Shares

(i)	Issuance of the Subsidiary Shares at a price less than the market price used in the Formula;

(ii)	Issuance of securities convertible into the Subsidiary Shares at a price less than the market price used in the Formula; or

(iii)	Granting of the rights to subscribe for the Subsidiary Shares at a price less than the market price used in the Formula, or issuance of securities representing such rights.

4.	In case of split or consolidation of the shares of Subsidiary Tracking Stock or the Subsidiary Shares, the Standard Ratio shall be adjusted proportionally in accordance with the ratio of such split or consolidation. In calculating the Standard Ratio After Adjustment, the Standard Ratio After Adjustment shall be calculated to the fourth decimal place and rounded to the nearest third decimal place, with five ten-thousandths (5/10,000) being rounded upwards.

5.	If, other than the events set forth in Paragraphs 2 through 4 of this Article, any of the events prescribed in Items (1) and (2) below occurs, the Corporation shall adjust the Standard Ratio by the method determined as appropriate by the Board of Directors of the Corporation:

(1)	When it is necessary to adjust the Standard Ratio due to reduction of capital of the Corporation or the Subsidiary or a merger, consolidation, corporate split, share exchange or share transfer by the Corporation or the Subsidiary; or

(2)	When it is necessary to adjust the Standard Ratio due to the occurrence of an event, whereby the number of the shares of Subsidiary Tracking Stock or the Subsidiary Shares is, or is likely to be, changed.

Article 10-13. (Stock Consolidation, Stock Split and Granting of Share Subscription Rights)

1.	The Corporation may consolidate the shares of common stock and/or the shares of Subsidiary Tracking Stock.

2.	The Corporation may split the shares of common stock and/or the shares of Subsidiary Tracking Stock. The Corporation may grant the Shareholders of Common Stock the right to subscribe for shares of common stock and/or the Shareholders of Subsidiary Tracking Stock the right to subscribe for shares of Subsidiary Tracking Stock.

3.	The Corporation may make stock splits in respect of the shares of common stock and the shares of Subsidiary Tracking Stock at the same time in different split ratios. In addition, the Corporation may grant the Shareholders of Common Stock the right to subscribe for shares of common stock and the Shareholders of Subsidiary Tracking Stock the right to subscribe for shares of Subsidiary Tracking Stock at the same time on different terms.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

Article 11. (Convocation)

     The ordinary general meeting of shareholders shall be convened within three months after April 1 of each year, and an extraordinary general meeting of shareholders may be convened whenever necessary, in any of the Wards of Tokyo in accordance with a resolution of the Board of Directors.

Article 12. (Chairman)

     The director previously determined by a resolution of the Board of Directors shall act as the chairman of general meetings of shareholders. When such a director is unable to act, another director, who shall be decided in accordance with an order of priority previously determined by a resolution of the Board of Directors, shall act as the chairman.

Article 13. (Method of Adopting Resolutions)

     Except as otherwise provided by law or by these Articles of Incorporation, all resolutions of a general meeting of shareholders shall be adopted by a majority of votes held by the attending shareholders.

Article 14. (Exercise of Voting Rights by Proxy)

     When a shareholder or its legal representative is not able to attend a general meeting of shareholders personally, he may entrust his voting rights to an attending shareholder who has voting rights. However, a document evidencing the authority of a proxy must be filed with the Corporation.

Article 15. (Adjournment or Change of Location of the Meeting)

     The chairman, in accordance with a resolution adopted at a general meeting of shareholders, may adjourn, or change the location of the meeting.

Article 16. (Minutes)

     The substance of the proceedings at a general meeting of shareholders and the results thereof shall be recorded in the minutes, and the chairman and other directors present shall inscribe their names and affix their seals thereon.

Article 16-2. (General Meeting of Holders of Class of Shares)

1.	A general meeting of holders of a class of shares shall be convened whenever necessary in any of the Wards of Tokyo in accordance with a resolution of the Board of Directors.

2.	The provisions of Articles 12, 14, 15 and 16 shall be applied mutatis mutandis to the general meetings of holders of a class of shares.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 17. (Election of Directors)

1.	Directors shall be elected at the general meetings of shareholders.

2.	In order to adopt a resolution for the election of directors, the attendance of shareholders holding not less than one-third of the total share with voting rights issued and outstanding shall be required.

3.	With respect to resolutions for the election for directors, no cumulative voting shall be used.

Article 18. (Term of Office of Directors)

1.	The term of office of a director shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last closing of accounts within one year after his or her assumption of office.

2.	The term of office of a director elected to fill a vacancy or to increase the number of directors shall be the same as the remaining term of office of the other directors then in office.

Article 19. (Representative Directors)

     One or more directors who shall represent the Corporation shall be appointed by a resolution of the Board of Directors.

Article 20. (Members of the Board of Directors)

     The directors of the Corporation shall constitute the Board of Directors.

Article 21. (Holding of Meetings of the Board of Directors)

     Meetings of the Board of Directors shall be either of ordinary or extraordinary meetings. Ordinary meetings of the Board of Directors shall be held once a month, as a general rule, while extraordinary meetings of the Board of Directors shall be held whenever necessary.

Article 22. (Notice of Convocation of the Board of Directors)

     Notice of a meeting of the Board of Directors, giving the date, location and agenda, shall be sent to each director and statutory auditor at least five days prior to the meeting; provided, however, that in case of urgency, such period may be shortened.

Article 23. (Authority of the Board of Directors)

     The Board of Directors shall make decisions concerning the affairs of the Corporation as provided by law and by these Articles of Incorporation, as well as all other important affairs of the Corporation.

Article 24. (Method of Adopting Resolutions of the Board of Directors)

     Resolutions of the Board of Directors shall be adopted by a majority of the directors present, which present directors shall constitute in number a majority of the total number of directors.

Article 25. (Minutes of the Board of Directors)

     The substance of proceedings of a meeting of the Board of Directors and the results thereof shall be recorded in the minutes, and the attending directors and statutory auditors shall inscribe their names and affix their seals thereon.

CHAPTER V

STATUTORY AUDITORS AND BOARD OF STATUTORY AUDITORS

Article 26. (Election of Statutory Auditors)

1.	Statutory auditors shall be elected at the general meetings of shareholders.

2.	In order to adopt a resolution for the election of statutory auditors, the attendance of shareholders holding not less than one-third of the total share with voting rights issued and outstanding shall be required.

Article 27. (Term of Office of Statutory Auditors)

1.	The term of office of a statutory auditor shall expire at the conclusion of the ordinary general meeting of shareholders held with respect to the last closing of accounts within three years after his or her assumption of office.

2.	The term of office of a statutory auditor elected to fill a vacancy shall be the same as the remaining term of office of his or her predecessor.

Article 28. (Members of the Board of Statutory Auditors)

     All statutory auditors of the Corporation shall constitute the Board of Statutory Auditors.

Article 29. (Notice of Convocation of the Board of Statutory Auditors)

     Notice of a meeting of the Board of Statutory Auditors, giving the date, location and agenda, shall be sent to each statutory auditor at least five days prior to the meeting; provided, however, that in case of urgency, such period may be shortened.

Article 30. (Authority of the Board of Statutory Auditors)

     The Board of Statutory Auditors shall make decisions concerning the affairs of the Corporation as provided by law, as well as all other affairs concerning the execution by statutory auditors of their duties; however, the Board of Statutory Auditors shall not interfere with the execution by statutory auditors of their duties.

Article 31. (Method of Adopting Resolutions of the Board of Statutory Auditors)

     Resolutions of the Board of Statutory Auditors shall be adopted by a majority of the statutory auditors except as otherwise provided by law.

Article 32. (Minutes of the Board of Statutory Auditors)

     The substance of proceedings of a meeting of the Board of Statutory Auditors and the results thereof shall be recorded in the minutes, and the attending statutory auditors shall inscribe their names and affix their seals thereon.

CHAPTER VI

ACCOUNTS

Article 33. (Business Year and Closing of Accounts)

     The business year of the Corporation shall commence on April 1 of each year and shall end on March 31 of the next following year, and the Corporation’s accounts shall be closed at the end of each March 31.

Article 34. (Dividends)

     Dividends shall be paid to shareholders or registered pledgees whose names appear on the register of shareholders as of the close of the last day of each accounting period.

Article 35. (Interim Dividends)

1.	The Corporation may, by a resolution of the Board of Directors, pay to the Shareholders of Common Stock and/or the Registered Pledgees of Common Stock whose names appear on the register of shareholders as of the close of September 30 every year (hereinafter referred to as the “Record Date for Interim Dividends”) a cash distribution (referred to as the “Interim Dividends” in these Articles of Incorporation) in accordance with Article 293-5 of the Commercial Code. The Corporation may pay the Interim Dividends even if no resolution of the Subsidiary’s Board of Directors prescribed in the following paragraph with respect to the relevant Record Date for Interim Dividends is made, and, thus, no amount exists to be distributed pursuant to the provisions of the following paragraph.

2.	In the event that the Subsidiary’s Board of Directors resolves to pay the Interim Dividends with respect to the most recent record date for payment of the Subsidiary’s Interim Dividends on or before the relevant Record Date for Interim Dividends, the Corporation shall pay to the Shareholders of Subsidiary Tracking Stock and/or the Registered Pledgees of Subsidiary Tracking Stock whose names appear on the register of shareholders as of the close of such Record Date for Interim Dividends a cash distribution (referred to as the “Interim Dividends for Subsidiary Tracking Stock” in these Articles of Incorporation) in an amount per share of Subsidiary Tracking Stock obtained by multiplying the amount of the Interim Dividends per share of the Subsidiary Shares resolved by the Subsidiary’s Board of Directors by the Standard Ratio, in priority to the Shareholders of Common Stock and/or the Registered Pledgees of Common Stock whose names appear on the register of shareholders as of the close of such Record Date for Interim Dividends, in accordance with Article 293-5 of the Commercial Code; provided, however, that the maximum amount of such Interim Dividends for Subsidiary Tracking Stock to be paid shall not exceed the amount obtained by multiplying one hundred thousand yen (100,000 yen) by the Standard Ratio as of the relevant Record Date for Interim Dividends.

Article 36. (Expiration Period)

     In case a dividend, or a cash distribution pursuant to the provisions of the preceding Article, shall not be received within three years after the due date of each payment, the Corporation shall be relieved of the obligation for the payment thereof. Dividends and cash distributions pursuant to the preceding Article shall bear no interest.

Article 37. (Conversion of Convertible Debentures and Dividends)

1.	With respect to the calculation of the first dividend to be paid on shares issued upon conversion of convertible debentures, such conversion shall be deemed to have occurred at the beginning of the business year in which the conversion was applied for.

2.	For purposes of applying the preceding paragraph, each cash distribution pursuant to Article 35 above shall be deemed a dividend, and the periods from April 1 to September 30 of the same year, and from October 1 to March 31 of the next following year, shall be deemed business years, respectively.

Article 37-2. (Compulsory Conversion of Shares of Subsidiary Tracking Stock and Dividends)

1.	With respect to the calculation of the first dividends on the shares of common stock issued upon compulsory conversion of the shares of Subsidiary Tracking Stock pursuant to the provisions of Article 10-9, such compulsory conversion shall be deemed to have occurred at the beginning of the business year within which the Compulsory Conversion Date falls.

2.	The provisions of Article 37, Paragraph 2 shall be applied mutatis mutandis to the case set forth in the preceding paragraph.

CHAPTER VII

MISCELLANEOUS PROVISION

Article 38. (Transfer Agent with respect to bonds)

     The Corporation may appoint a transfer agent or agents with respect to bonds.

Article 39. (Retirement of Shares)

1.	On and after January 26, 2001, the Corporation may, by a resolution of the Board of Directors, purchase shares of common stock or shares of Subsidiary Tracking Stock and retire them with its profit up to a total, not exceeding ninety million (90,000,000) shares, when it determines that such purchase and retirement are particularly necessary, taking into consideration economic conditions, the business performance and financial conditions of the Corporation and other matters.

2.	In addition to the preceding paragraph, on and after January 26, 2001, the Corporation may, by a resolution of the Board of Directors, purchase shares of common stock or shares of Subsidiary Tracking Stock and retire them with its additional paid-in capital up to a total, not exceeding thirty million (30,000,000) shares, and at prices in total not exceeding four hundred billion yen (400,000,000,000 yen).

Article 40. (Granting of Share Subscription Rights)

     The Corporation may grant share subscription rights to Directors and/or employees pursuant to Article 280-19 of the Commercial Code.